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                                                                   EXHIBIT 2.I.4

                  AMENDED AND RESTATED SPLIT DOLLAR AGREEMENT

    This AMENDED AND RESTATED SPLIT DOLLAR AGREEMENT (this "Agreement") is entered into as of June 7, 2002, by and between ADAM BLUMENTHAL (the "Owner") and AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the "Employer").

                                R E C I T A L S

    WHEREAS, the Owner and the Employer entered into a Stock Option Exercise Agreement dated as of September 7, 1999 (the "Exercise Agreement"), pursuant to which they entered into a Split Dollar Agreement dated as of September 7, 1999 (the "Old Agreement"); and

    WHEREAS, as of even date herewith, the Owner and the Employer are entering into a Release and Covenants Agreement (the "Release Agreement") and the execution and delivery of this Agreement is a requirement thereunder; and

    WHEREAS, the parties hereto desire to amend and restate the Old Agreement in its entirety.

    NOW, THEREFORE, the parties hereto, in consideration of the foregoing and intending to be legally bound hereby, agree as to amend and restate the Old Agreement as follows:

    1. INTERESTS IN THE POLICY. The Policy that is the subject of this Split Dollar Agreement is Security Life of Denver Insurance Company (the "Insurer") Policy Number 610014591 on the life of the Owner (the "Policy"). The Employer's interest in the cash value and death benefits of the Policy (the "Employer's Interest") as of any date, shall be equal to the Unamortized Premium Payment (as defined herein) as of such date with interest accumulated at a rate of 4.5% per annum. The Owner's interest in the cash value and death benefits of the Policy (the "Owner's Interest") shall be equal to the remaining cash value and death benefits of the Policy, if any, in excess of the Employer's Interest, reduced by any distributions made to the Owner prior to such date.

    2. PREMIUM PAYMENTS. The Employer made on or about September 7, 1999, and will make on each of the first four anniversaries of the September 7, 1999 cash premium payments on the Policy in the amount of $100,800 (each payment being an "Annual Premium Payment" and collectively, the "Aggregate Premium Payments"). The Owner has had and shall have imputed income each year in an amount equal to
(a) the annual cost of current death benefit protection on the life of the Owner, measured by the lower of (i) the PS 58 rate, as set forth in Revenue Ruling 55-747 (or the corresponding applicable provision of any future Revenue Ruling), or (ii) the Insurer's current published premium rate for annually renewable term insurance for standard risks plus, without duplication, and
(b) one-tenth of the Aggregate Premium Payments. The "Unamortized Premium Payment" as of any date shall be the aggregate Annual Premium Payments made through such date reduced by 2.5% of the Aggregate Premium Payments on each October 1, January 1, March 1 and July 1 during the term of the Old Agreement and this Agreement.

    3.  DEATH BENEFIT AMOUNTS.

    a. In the event of Owner's death prior to the termination of this Agreement, the death benefit payable to the Employer (or the Employer's designated beneficiaries) under this Agreement shall be equal to the Employer's Interest in the Policy at the time of Owner's death.
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    b.  In the event of the Owner's death prior to the termination of this
Agreement, the death benefit payable to the Owner (or the Owner's designated beneficiaries) shall be the excess of the total death proceeds under the Policy less the amount payable to the Employer (or the Employer's designated beneficiaries). Following the termination of this Agreement and upon the satisfaction of the Employer's Interest in the Policy, the Owner's death benefit will be equal to the total death benefit provided by the Policy.

    c. Owner understands that sufficiency of cash value in the Policy to provide expected amounts of death benefit under this Agreement may vary as a result of Policy performance and duration of premium payments and this is in no event guaranteed by the Employer or the Insurer.

    4.  OWNERSHIP AND RIGHTS IN THE POLICY.

    a. The Policy will be owned exclusively by the Owner. While this Agreement is in effect, the Employer has a security interest in the Policy under this Agreement limited exclusively to the Employer's Interest in the Policy; provided, however, this paragraph 4 shall not in any way limit or affect the obligations or rights of the parties under that Exercise Agreement.

    b. The Owner shall have the right to make any investment choices permitted by the Policy and that appear on Exhibit A hereto with respect to the cash value of the Policy. Any other investment choices will require the consent of the Employer.

    c. The Owner's rights shall also include the right to select and change beneficiaries to receive Owner's death benefits. The Owner will not be permitted to borrow against, or partially or totally surrender the Policy as long as the Collateral Assignment remains in force, except as provided in the Exercise Agreement. Any other rights in the Policy other than those specifically mentioned in this Agreement must be exercised with the written consent of both the Owner and the Employer.

    d. Notwithstanding anything to the contrary in this Agreement, Owner shall have the right to assign ownership of the Policy to an insurance trust created by the Owner, provided that any such assignment shall be made expressly subject to the rights and interests of the Employer to the Policy created under this Agreement and under the Exercise Agreement and the trustee thereof shall have executed such instrument as the Employer may reasonably request confirming such rights and interests of the Employer.

    5. ASSIGNMENT OF POLICY TO SECURE EMPLOYER'S PAYMENTS. To secure Employer's Interest in the Policy under this Agreement, Owner has collaterally assigned the Policy to the Employer by signing the separate Collateral Assignment. The Collateral Assignment cannot be altered without the Employer's, Owner's and Insurer's consent.

    6. TERMINATION OF SPLIT DOLLAR AGREEMENT. This Agreement will terminate upon the earliest to occur of the following:

    a. Death of the Owner and the payment to Employer of all amounts due it hereunder;

    b. Written agreement of both the Owner and the Employer to terminate this Agreement;

    c. The breach by the Owner of the Owner's Obligations under the Release of the Agreement, or the termination of Owner's obligations under the Release Agreement, including the termination of the Restricted Period in accordance with Paragraph 3(f) thereof; or

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    d.  A release of the Collateral Assignment pursuant to Section 7 herein.
Upon termination of this Agreement, the Employer shall receive the Employer's Interest in the Policy as soon as is practical, but in no event shall receipt be later than sixty (60) days from the earliest of the dates listed above. In the event of termination of this Agreement for reason other than the death of the Owner, the payment of the Employer's Interest in the Policy and under this Agreement shall be satisfied either directly from the cash value of the Policy and any scheduled premium payments set forth in section 2 of this Agreement which have not yet been made by Employer, or by direct payment by the Owner, at the discretion of the Owner. In this event, the recovery of the Employer's Interest shall be limited to the cash value of the Policy at that time. In this event, the recovery of the Employer's Interest shall be limited to the cash value of the Policy at that time. In the event of termination of this Agreement by reason of the death of the Owner, the Employer's Interest in the Policy and under this Agreement shall be satisfied through direct payment from the Insurer from the Policy proceeds.

    7. RELEASE OF COLLATERAL ASSIGNMENT. Upon receipt of the Employer's Interest in the Policy, as provided above, either whether from the Policy, or from the Owner, the Employer will release the Collateral Assignment. Upon satisfaction of the Employer's Interest in the Policy, the Owner shall have unrestricted ownership to the Policy, subject to the terms of the Exercise Agreement.

    8.  MISCELLANEOUS.

    a. NOT AN EMPLOYMENT AGREEMENT. This Agreement does not in any way constitute an employment agreement, and the Employer reserves the right to terminate Owner's employment to the same extent as though this Agreement did not exist. This Agreement may be amended at any time by written agreement signed on behalf of the Employer and by the Owner.

    b. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and to the Owner and the Owner's heirs, executor or personal representative and beneficiaries.

    c. NOTICES. Any notice, consent or demand required or permitted under this Agreement shall be made in writing and shall be signed by the party making the notice, consent, or demand. Such notice shall be sent by United States certified mail, postage pre-paid and shall be sent to the other party's last known address as shown on the records of the Employer. The date of such mailing shall be deemed to be the date of such notice, consent or demand.

    d. GOVERNING LAW. This Agreement shall be governed by and be construed in accordance with the laws of the State of Maryland, without reference to the conflicts of laws provisions thereof.

    9.  CLAIMS PROCEDURES.

    a. CLAIMANTS. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant") shall present the request in writing to the Employer, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the reason for denial, with specific reference to the provisions on which the denials is based, a description of any additional material or information required and an explanation of why it is necessary, and an explanation of the program's claims review procedure.

    b. REVIEW OF CLAIM. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Employer. Such

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request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Employer of Claimant's claim or request.
The claim or request shall be reviewed by the Employer which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

    c. FINAL DECISION. The decision or review shall normally be made within sixty (60) days after the Employer's receipt of Claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty
(120) days. The decision shall be in writing and shall state the reason and the relevant provisions. All decisions on review shall be final and bind all parties concerned.

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    IN WITNESS WHEREOF, the Employer and the Owner have executed and delivered this Amended and Restated Split Dollar Agreement as of the date first set forth above.

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
                                                       AMERICAN CAPITAL STRATEGIES. LTD.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       OWNER

                                                       ---------------------------------------------
                                                       Adam Blumenthal

------------------------------------
Witness
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